UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ROADRUNNER TRANSPORTATION SYSTEMS, INC.
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(Name of Person(s) Filing Proxy Statement, of Other Than the Registrant)

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April 20, 2012

Dear Stockholder:

We are pleased to announce that the 2012 annual meeting of stockholders of Roadrunner Transportation Systems, Inc. will be held on Wednesday, May 23, 2012, at 1:00 p.m., Central Time at the Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207.

The agenda for the annual meeting includes the following items:

Item	Board Recommendation
Election of directors	For
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	For

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your vote is important. Please vote as soon as possible even if you plan to attend the annual meeting. The notice and the proxy statement contain instructions on how you can vote your shares over the Internet, by telephone, or by mail.

Thank you for your interest in Roadrunner.

Sincerely,

Mark A. DiBlasi

President, Chief Executive Officer, and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	1:00 p.m., Central Time on Wednesday, May 23, 2012

PLACE:	Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207

ITEMS OF BUSINESS:

1.      Elect three class II directors to serve for a term expiring in 2015;

2.      Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.      Consider any other matters that properly come before the meeting.

RECORD DATE:	April 16, 2012

WHO CAN VOTE:	Stockholders of record as of the close of business on April 16, 2012 are entitled to notice of, and to vote at, the annual meeting.

VOTING:	Whether or not you expect to be present at the meeting, please vote your shares using the Internet or telephone by following the instructions in this proxy statement. Of course, you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. All stockholders are invited to attend the annual meeting in person. Stockholders who vote their proxy using the Internet, by telephone, or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares in person.

By Order of the Board of Directors

Cudahy, Wisconsin
April 20, 2012	Peter R. Armbruster, Secretary

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Wednesday, May 23, 2012, beginning at 1:00 p.m., Central Time, at the Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. If you need directions to the location of the meeting, please call (414) 837-2436. On or about April 27, 2012, we began mailing a full set of the proxy materials to our stockholders. For information on how to vote your shares, see the instructions included on the proxy card and under “How do I vote?” on page 2.

In this proxy statement, “we,” “our,” or “us” all refer to Roadrunner Transportation Systems, Inc. and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 23, 2012. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2011 annual report for the fiscal year ended December 31, 2011, are available at www.proxyvote.com.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following items of business:

(1)	The election of three class II directors to serve for a term expiring in 2015; and

(2)	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

In addition, our management will report on our performance during fiscal year 2011 and respond to questions from our stockholders.

What are the recommendations of our board of directors?

For the reasons set forth in more detail in this proxy statement, our board of directors recommends a vote:

(1)	“for” the election of each of its nominees for class II director; and

(2)	“for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What is a proxy?

The board of directors is asking you to give us your proxy. Giving your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. The written document you complete to designate someone as your proxy is usually called a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records. If you are the record holder of your shares (that is, the shares are held in your name), a “proxy card” is the document used to designate your proxy to vote your shares. If you hold your shares in “street name” (that is, your shares are held in the name of a bank, broker, or other holder of record), a “voting instruction form” is the document used to designate your proxy to vote your shares. In this proxy statement, the term “proxy card” means the proxy card and voting instruction form unless otherwise indicated.

If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors does not know of any matters that may be brought before the meeting other than those described in this proxy statement, nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 16, 2012, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in street name (that is, through a bank, broker, or other holder of record), you will need to bring to the meeting a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 30,816,896 shares of our common stock were outstanding. Abstentions and broker non-votes (discussed below) will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of three convenient ways:

Via the Internet

Go to www.proxyvote.com and follow the instructions. You will need the control number that appears on your proxy card included with this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on May 22, 2012.

By telephone

On a touch-tone telephone, call toll-free 1-800-690-6903 and follow the instructions. You will need the control number that appears on your proxy card included with this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on May 22, 2012.

By mail

If you wish to vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish (a voting instruction form). You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).

If you complete and properly sign and return a proxy card to us, vote by telephone, or complete your proxy online, your shares will be voted as you direct.

Can I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet or by telephone). The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How can I receive my proxy materials electronically in the future?

Although we are delivering paper copies of the proxy materials this year, we would prefer to send proxy materials to stockholders electronically going forward. Stockholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year’s annual meeting with links to the proxy materials, which may give them faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, follow the instructions described below.

If you would like to sign up to receive proxy materials electronically in the future, please have your proxy card available and register using one of the following choices:

Record Holders:	If you are the record holder of your shares, please go to www.proxyvote.com and follow the instructions for requesting meeting materials.

Street Name Holders:	If you hold your shares in street name, you may either go to www.proxyvote.com and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, or other similar entity that holds your shares.

What does it mean if I receive more than one notice?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

What vote is required to approve each item?

Item One — Election of Directors. Assuming that a quorum is present, the three persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes for directors.

Item Two — Ratification of the Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 will be approved if a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on this item vote “for” this item.

Other Items. For any other item that properly comes before the meeting, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.

What are the effects of broker non-votes?

If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (this is referred to as a “broker non-vote”).

The election of directors (Item One) is considered a non-routine matter under applicable rules. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Item One and will not affect the outcome on that item. Please note that brokers may not vote your shares on Item One in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012 (Item Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Item Two.

How are abstentions treated?

Abstentions will have no effect on Item One. Abstentions will be treated as being present and entitled to vote on Item Two, and therefore will have the effect of votes against such item.

Who will pay for the solicitation of proxies?

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110, and our telephone number is (414) 615-1500. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

ITEM ONE — ELECTION OF DIRECTORS

Directors and Nominees

Our board of directors is currently comprised of nine directors and is divided into three classes, with each class of directors serving for a three-year term or until successors of that class have been elected and qualified.

At the annual meeting, our stockholders will be asked to elect three class II directors. Our board of directors has nominated Ms. Judith A. Vijums and Messrs. William S. Urkiel and Chad M. Utrup, each of whom currently serves as a class II director, to stand for re-election at the annual meeting. If Ms. Vijums and Messrs. Urkiel and Utrup are re-elected, they will serve three-year terms expiring at the annual meeting of stockholders in 2015, or until a successor has been duly elected and qualified.

Messrs. Christopher L. Doerr, Ivor J. Evans, and James D. Staley serve as class I directors and their terms will expire at the annual meeting of stockholders in 2014. Messrs. Mark A. DiBlasi, Scott D. Rued, and Mark R. Holden serve as class III directors and their terms will expire at the annual meeting of stockholders in 2013.

Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.

Our board of directors recommends a vote “for” the nominees for class II director.

The following provides information regarding each of our directors, including their age and the year in which they first became a director of our company, their business experience for at least the past five years, the names of other publicly held companies where they currently serve as a director or served as a director during the past five years, and additional information about the specific experience, qualifications, attributes, or skills that led to our board of directors’ conclusion that such person should serve as a director for our company.

Name	Age	Position(s) Held
Scott D. Rued	55	Chairman of the Board
Mark A. DiBlasi	56	President, Chief Executive Officer, and Director
Christopher L. Doerr	62	Director
Ivor J. Evans	69	Director
Mark R. Holden	52	Director
James D. Staley	62	Director
William S. Urkiel	66	Director
Chad M. Utrup	39	Director
Judith A. Vijums	46	Director

Scott D. Rued has served as our Chairman of the Board since March 2010 and has been a director of our company since March 2005. Mr. Rued also served as our Chairman of the Board from March 2005 to July 2008. Mr. Rued has been a Managing Partner of HCI Equity Partners (formerly Thayer | Hidden Creek Partners, L.P.) (referred to as HCI) since 2003. From 1989 to 2003, Mr. Rued held various executive positions at Hidden Creek Industries.

Mr. Rued was nominated to the board of directors because of his experience with operations management and his expertise in corporate strategy, development, and mergers and acquisitions. Further, his demonstrated business acumen and knowledge of our company’s industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.

Mark A. DiBlasi has served as our President and Chief Executive Officer since January 2006. Mr. DiBlasi has served as a director of our company since July 2006. Prior to joining our company, Mr. DiBlasi served as Vice President — Southern Division for FedEx Ground, a division of FedEx Corporation, from July 2002 to

January 2006. Mr. DiBlasi was responsible for all operational matters of the $1.2 billion-revenue Southern Division, which represented one-fourth of FedEx Ground’s total operations. From February 1995 to June 2002, Mr. DiBlasi served as the Managing Director of two different regions within the FedEx Ground operation network. From August 1979 to January 1995, Mr. DiBlasi held various positions in operations, sales, and terminal management at Roadway Express before culminating as the Chicago Breakbulk Manager.

Mr. DiBlasi was nominated to the board of directors because of his role as our chief executive officer, which enables him to provide the board with insight based on his day-to-day interactions with our company, and because of his extensive operational expertise. As a management representative on our board of directors, he provides an insider’s perspective in board discussions about the business and strategic direction of our company and has experience in all aspects of our business.

Christopher L. Doerr has served as a director of our company since October 2010. Mr. Doerr has served as Co-Chief Executive Officer of Sterling Aviation Holdings, Inc., an aircraft management and charter company, since 2004; and Co-Chief Executive Officer of Passage Partners, LLC, a private investment company, since 2001. Prior to that, Mr. Doerr served as President and Co-Chief Executive Officer of LEESON Electric Corporation from 1986 to 2000. Mr. Doerr currently serves as a director of Regal Beloit Corporation, a publicly traded manufacturer of commercial, industrial, and HVAC electric motors, electric generators and controls, and mechanical motion control products.

Mr. Doerr was nominated to the board of directors because of his proven business acumen and executive and operational experience, having served as the chief executive officer of several companies, and because of his experience on other public company boards of directors.

Ivor J. Evans has served as a director of our company since March 2005 and served as our Chairman of the Board from July 2008 to March 2010. Mr. Evans has served as Operating Partner of HCI since March 2005. Mr. Evans served as a director of both Union Pacific Corporation (NYSE: UNP) and Union Pacific Railroad from 1999 until February 2005, and as Vice Chairman of Union Pacific Railroad from January 2004 until his retirement in February 2005. From 1998 until his election as Vice Chairman, Mr. Evans served as the President and Chief Operating Officer of Union Pacific Railroad. From 1990 to 1998, Mr. Evans served in various executive positions at Emerson Electric Company. Mr. Evans also serves on the board of directors of Meritor, Inc., Textron Inc., Cooper Industries, Ltd., and Spirit AeroSystems Holdings, Inc. (NYSE: SPR).

Mr. Evans was nominated to the board of directors because of his operational experience, his prior leadership role with Union Pacific Railroad, and his proven knowledge of corporate governance evidenced by his service on multiple boards of directors.

Mark Holden has served as a director of our company since October 2011. Since March 2008, Mr. Holden has served as the Chief Executive Officer of MRH Holdings LLC, a private investment company. From September 2009 to August 2011, Mr. Holden was the President, Chief Executive Officer, and a director of Prime Logistics Corporation. From January 2005 to March 2008, Mr. Holden was the President and Chief Executive Officer and a director of American Commercial Lines Inc., a former publicly traded integrated marine transportation company. Prior to that, Mr. Holden served as a director and in various senior management positions, including Chief Financial Officer, at Wabash National Corporation, a manufacturer of truck trailers.

Mr. Holden was nominated to the board of directors because of his proven business acumen and executive and operational experience, having served in senior management positions for several companies, including most recently with Prime Logistics Corporation, a company that we acquired in August 2011, as well as his financial and accounting expertise and his knowledge of corporate finance, accounting principles, and audit procedures.

James D. Staley has served as a director of our company since October 2010. Mr. Staley is presently retired. From 2004 through December 2007, Mr. Staley served in various capacities for YRC Worldwide, Inc. (NasdaqGS:

YRCW) or its subsidiaries, one of the world’s largest transportation services providers, including as President and Chief Executive Officer of Roadway Group and YRC Regional Transportation. Prior to that, Mr. Staley served for over 30 years in various capacities for Roadway Express, including President and Chief Operating Officer. Mr. Staley currently serves as a director of Douglas Dynamics, Inc. (NYSE: PLOW), a designer, manufacturer, and seller of snow and ice control equipment for light trucks.

Mr. Staley was nominated to the board of directors because of his executive and operational experience with a public company in the transportation industry, and his experience on other public company boards of directors.

William S. Urkiel has served as a director of our company since May 2010. Since August 2006, Mr. Urkiel has served as a director of Suntron Corporation. Mr. Urkiel has been a member of the board of directors of Crown Holdings, Inc. since December 2004. From May 1999 until January 2005, Mr. Urkiel served as Senior Vice President and Chief Financial Officer of IKON Office Solutions. From February 1995 until April 1999, Mr. Urkiel served as the Corporate Controller and Chief Financial Officer at AMP Incorporated. Prior to 1999, Mr. Urkiel held various financial management positions at IBM Corporation.

Mr. Urkiel was nominated to the board of directors because of his financial and accounting expertise evidenced by his position as chief financial officer of multiple companies, his knowledge of corporate finance, accounting principles, and audit procedures, and his corporate governance experience.

Chad M. Utrup has served as a director of our company since May 2010. Since January 2003, Mr. Utrup has served as the Chief Financial Officer of Commercial Vehicle Group, Inc. (NASDAQ: CVGI) and as an Executive Vice President since January 2009. Mr. Utrup served as the Vice President of Finance at Trim Systems from 2000 to 2002. Prior to joining Commercial Vehicle Group, Inc., Mr. Utrup served as a project management group member at Electronic Data Systems. While with Electronic Data Systems, Mr. Utrup’s responsibilities included financial support and implementing cost recovery and efficiency programs at various Delphi Automotive Systems locations.

Mr. Utrup was nominated to our board of directors because of his expertise with accounting and audit matters for publicly traded companies, his deep understanding of financial reporting rules and regulations, and his experience with investor relations and executive functions as the chief financial officer of a public company.

Judith A. Vijums has served as a director of our company since March 2005. Ms. Vijums has served as a Managing Director of HCI since 2003. From 1993 to 2003, Ms. Vijums held various leadership positions at Hidden Creek Industries and actively participated in the management of several Hidden Creek Industries portfolio companies, including Commercial Vehicle Group, Inc., Dura Automotive Systems, Inc., Tower Automotive, Inc., and Automotive Industries Holdings, Inc.

Ms. Vijums was nominated to the board of directors because of her expertise in the management and corporate development of multiple transportation companies, her knowledge of public and financial accounting matters, and her extensive experience in mergers and acquisitions.

There are no family relationships among any of our directors, director nominees, or executive officers.

Independence of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Doerr, Holden, Staley, Urkiel, and Utrup are independent directors, as “independence” is defined by the listing standards of the New York Stock Exchange (referred to as the NYSE) and by the Securities and Exchange Commission (referred to as the SEC). Accordingly, a majority of the members of our board of directors are independent. Mr. DiBlasi is not considered an independent director as a result of his position as an executive officer of our company. Mr. Evans, Mr. Rued, and Ms. Vijums are not considered independent directors as a result of their relationships with HCI, which is affiliated with investment funds that hold a large amount of our stock.

Committees of the Board of Directors

Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating/corporate governance committee. Each of our committees is comprised entirely of independent directors, as “independence” is defined by the listing standards of the NYSE and by the SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.

Audit Committee. The audit committee assists our board of directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk, and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation, and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee also oversees our internal audit function. The Audit Committee Report for 2011 is included in this proxy statement under “Audit Committee Report.”

The current members of our audit committee are Messrs. Utrup (chairman), Holden, and Urkiel, each of whom is an independent director under NYSE listing standards as well as under SEC rules. The board of directors has determined that Mr. Utrup qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. The audit committee held nine meetings during 2011.

Compensation Committee. The compensation committee approves the compensation of our chief executive officer and our other executive officers, administers our executive benefit plans, including the granting of restricted stock units and other awards under our incentive compensation plan, and advises our board of directors on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities. Information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement. The Compensation Committee Report for 2011 is included under “Compensation Committee Report” in this proxy statement.

The current members of our compensation committee are Messrs. Urkiel (chairman), Doerr, Holden, and Staley, each of whom is an independent director under NYSE listing standards as well as under SEC rules. The compensation committee held two meetings during 2011.

Nominating/Corporate Governance Committee. The nominating/corporate governance committee identifies individuals qualified to become members of our board of directors, recommends candidates for election or reelection to our board of directors, oversees the evaluation of our board of directors, and advises our board of directors regarding committee composition and structure and other corporate governance matters.

The current members of our nominating/corporate governance committee are Messrs. Staley (chairman), Urkiel, and Utrup, each of whom is an independent director under NYSE listing standards as well as under SEC rules. The nominating/corporate governance committee held one meeting during 2011.

Identifying and Evaluating Director Candidates

The nominating/corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating/corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, our nominating/corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating/corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our company. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our board of directors.

The charter of our nominating/corporate governance committee provides that the value of diversity on our board of directors should be considered, and the nominating/corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating/corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. The nominating/corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

The nominating/corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company’s secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110. A stockholder who intends to recommend a nominee to our board of directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies.

Availability of Corporate Governance Information

Our board of directors has adopted charters for the audit, compensation, and nominating/corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, a code of business conduct and ethics, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.rrts.com, the charters of our audit, compensation, and nominating/corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of business conduct and ethics; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110.

Communication with Directors

Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of Roadrunner Transportation Systems, Inc., c/o any specified individual director or directors, at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110. We will forward any such letters to the indicated directors.

Meeting Attendance Information for the Board of Directors and Committees

Our board of directors held six meetings during 2011. All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the board of directors held during 2011, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2011, except for Messrs. Doerr and Holden. While we do not have a specific policy requiring our directors to attend annual meetings of stockholders, we encourage our directors to attend such meetings and, in furtherance of this, we schedule a meeting of the board of directors on the same day as the annual meeting of stockholders. All of our directors attended the 2011 annual meeting of stockholders, except Mr. Holden, who was not a director at that time.

Board Leadership Structure

We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. Our chief executive officer, with guidance from our chairman of the board, develops the business strategy for our company and is responsible for the day-to-day leadership and performance of our company. The chairman of the board helps determine our company’s strategic direction and provides leadership for our board of directors. The board believes that separating these roles is in the best interests of our stockholders because it provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides guidance for our board of directors, while also positioning our chief executive officer as the leader of the company in the eyes of our customers, employees, and other stakeholders. By having another director serve as chairman of the board, Mr. DiBlasi is better able to focus his attention on running our company. Our board of directors believes that Mr. Rued is the most appropriate individual to serve as chairman because of his experience in our industry, his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as chairman of our board of directors.

Our board of directors has five independent members and four non-independent members. A number of our independent board members are currently serving or have served as members of senior management of other public companies, including companies within our industry, and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board benefits our company and our stockholders.

We believe that we have a strong corporate governance structure that ensures independent discussion and evaluation of, communication with, and access to senior management. All of our board committees are composed solely of independent directors, which provides independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in regularly scheduled executive sessions, generally in connection with regularly scheduled board meetings.

Role of the Board of Directors in Risk Management and Oversight

While our management is primarily responsible for managing risk, our board of directors and each of its committees plays a role in overseeing our risk management practices. The role of our board of directors in our company’s risk oversight process includes receiving reports from members of senior management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our board of directors receives these reports from the appropriate executive within our organization to enable it to understand our risk identification, risk management, and risk mitigation strategies. This direct communication from management enables our board of directors to coordinate its risk oversight role, particularly with respect to risk interrelationships within our organization. Our board of directors believes that its leadership structure has the effect of enhancing its risk oversight function because of the chairman’s direct involvement in risk oversight matters and his strong efforts to increase open communication regarding risk issues among directors and the committees of the board of directors. Our board of directors also believes that Mr. Rued’s knowledge of our company’s business, industry, and risks significantly contributes to our board of directors’ understanding and appreciation of risk issues.

Our board of directors allocates responsibility for overseeing risk management for our company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•

Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; tax matters; liability insurance programs; and compliance with legal and regulatory requirements and our code of ethics. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our company and business.

•

Our compensation committee is primarily responsible for overseeing risks that may be implicated by our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considers the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee has retained an outside compensation consultant and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made.

•

Our nominating/corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating/corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance guidelines designed to assure compliance with applicable standards.

Through the activities of our audit, compensation, and nominating/corporate governance committees, as well as the full board of directors’ interactions with management concerning our business and the material risks that may impact our company, our board of directors is able to monitor our risk management process and offer critical insights to our management.

Related Party Transaction Policies and Procedures

It is the responsibility of our full board of directors, with the assistance of our audit committee, to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our board of directors. From time to time our nominating/corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

We seek to provide director compensation packages that are customary for boards of directors for similarly situated companies. In 2011, we paid each independent director an annual retainer fee of $30,000, payable quarterly. In addition, the chairman of the audit committee and the chairman of the compensation committee each received an annual cash retainer of $5,000, and the chairman of the nominating/corporate governance committee received an annual cash retainer of $3,000.

In March 2011, each of our independent directors received 2,149 restricted stock units (referred to as RSUs) having a value on the grant date of $30,000 based upon the 20-day trailing average closing sales price for our common stock as of the grant date. Each RSU is equal in value to one share of our common stock, and the RSUs vest 25% each year over four years. Each independent director generally must remain a member of our board of directors through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient’s death or disability, or upon a change in control.

We also reimburse each director for travel and related expenses incurred in connection with attendance at board and committee meetings.

Our non-independent directors are not compensated for service as directors. Mr. DiBlasi’s compensation as our chief executive officer is described below under “Executive Compensation.”

In February 2012, the compensation committee of our board of directors approved an increase in the annual retainer fee to be paid to our independent directors to $35,000 and the annual cash retainer to be paid to the chairman of our audit committee to $7,500. The committee also approved an increase in the value of the RSUs to be granted to our independent directors to $35,000 and granted each of our independent directors 2,117 RSUs based upon the 20-day trailing average closing sales price for our common stock as of the grant date. These increases were made in order to adjust director compensation levels to those customary for boards of directors for comparable public companies.

Each RSU is equal in value to one share of our common stock, and the RSUs vest 25% each year over four years. Each independent director generally must remain a member of our board of directors through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient’s death or disability, or upon a change in control.

Director Summary Compensation Table for Fiscal 2011

The following table sets forth the compensation earned by our independent directors in respect of their services as a director or committee chair during fiscal 2011.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Victoria Jackson Bridges(3)	$16,500	—	$16,500
Christopher L. Doerr	$30,000	$6,277	$36,277
Mark R. Holden(4)	$7,500	—	$7,500
James D. Staley	$30,000	$6,277	$36,277
William S. Urkiel	$35,000	$6,277	$41,277
Chad M. Utrup	$35,000	$6,277	$41,277
James L. Welch(5)	$16,500	—	$16,500

(1)	Amounts represent annual retainer fees payable for service as a director or committee chair as described in the narrative accompanying this table.
(2)	Amounts reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, “Compensation — Stock Compensation.” The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to our 2011 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. As of December 31, 2011, each of our independent directors had the following number of RSUs outstanding: Mr. Doerr (2,149); Mr. Holden (0); Mr. Staley (2,149); Mr. Urkiel (2,149); and Mr. Utrup (2,149).
(3)	Ms. Bridges was elected to our board of directors on July 27, 2011. She resigned from our board of directors on January 27, 2012.
(4)	Mr. Holden was elected to our board of directors on October 14, 2011.
(5)	Mr. Welch resigned from our board of directors on July 27, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of March 26, 2012, by (a) each of our directors and executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent(2)
Directors and Executive Officers:
Mark A. DiBlasi(3)	439,257	1.4%
Peter R. Armbruster(4)	239,377	*
Brian J. van Helden(5)	191,313	*
Scott L. Dobak(6)	190,810	*
Christopher L. Doerr(7)	3,537	*
Ivor J. Evans(8)	35,835	*
Mark R. Holden(9)	208,913	*
Scott D. Rued(10)	16,687,820	50.3%
James D. Staley(11)	1,037	*
William S. Urkiel(12)	537	*
Chad M. Utrup(13)	1,537	*
Judith A. Vijums	—	—
All directors and executive officers as a group (12 persons)	17,999,973	52.6%

5% Stockholders:
HCI Entities(14)	16,581,985	50.0%
Eos Funds(15)	3,913,289	12.5%
Newland Capital Management, LLC(16)	2,313,838	7.5%

*	Represents less than 1% of our outstanding common stock.
(1)	Except as otherwise indicated, the address of each person listed on the table is 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110.
(2)	We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, unless otherwise indicated, we have included the shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 26, 2012, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 30,816,896 shares of our common stock outstanding as of March 26, 2012.
(3)	Includes 6,246 shares of common stock and 433,011 shares of common stock issuable upon exercise of vested stock options. Does not include 25,734 shares issuable upon delivery of shares underlying unvested RSUs.
(4)	Includes 49,525 shares of common stock and 189,852 shares of common stock issuable upon exercise of vested stock options. Does not include 12,095 shares issuable upon delivery of shares underlying unvested RSUs.
(5)	Includes 1,611 shares of common stock and 189,702 shares of common stock issuable upon exercise of vested stock options. Does not include 12,095 shares issuable upon delivery of shares underlying unvested RSUs.
(6)	Includes 1,108 shares of common stock and 189,702 shares of common stock issuable upon exercise of vested stock options. Does not include 12,632 shares issuable upon delivery of shares underlying unvested RSUs.

(7)	Does not include 3,729 shares of common stock issuable upon delivery of shares underlying unvested RSUs.
(8)	Represents shares of common stock issuable upon the exercise of outstanding warrants.
(9)	Does not include 2,117 shares of common stock issuable upon delivery of shares underlying unvested RSUs.
(10)	Amount includes (i) 70,000 shares of common stock held by Mr. Rued; (ii) 35,835 shares of common stock issuable upon exercise of outstanding warrants held by Mr. Rued; and (iii) 14,246,625 shares of common stock and warrants to purchase 2,335,360 shares of common stock held by the HCI Entities, as described in note 14 below. Mr. Rued is a Managing Partner of HCI Equity Partners, L.L.C., which is an affiliate of the HCI Entities. Accordingly, Mr. Rued may be deemed to beneficially own the shares owned by the HCI Entities. Mr. Rued disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Rued is c/o HCI Equity Partners, 1730 Pennsylvania Avenue, N.W., Suite 525, Washington, D.C. 20004.
(11)	Does not include 3,729 shares issuable upon delivery of shares underlying unvested RSUs.
(12)	Does not include 3,729 shares issuable upon delivery of shares underlying unvested RSUs.
(13)	Does not include 3,729 shares issuable upon delivery of shares underlying unvested RSUs.
(14)	Represents shares held by Thayer Equity Investors V, L.P.; TC Roadrunner-Dawes Holdings, L.L.C.; TC Sargent Holdings, L.L.C.; HCI Equity Partners III, L.P.; and HCI Co-Investors III, L.P., all of which are affiliates and referred to collectively as the HCI Entities. The amount presented includes 2,335,360 shares issuable upon exercise of outstanding warrants. Mr. Rued exercises shared voting and dispositive power over all shares held by the HCI Entities. The address of each of the HCI Entities is 1730 Pennsylvania Avenue, N.W., Suite 525, Washington, D.C. 20004.
(15)	Represents shares held by Eos Capital Partners III, L.P. and Eos Partners, L.P., which are affiliates and referred to as the Eos Funds. The amount presented includes 559,928 shares issuable upon exercise of outstanding warrants. The address of each of the Eos Funds is 320 Park Avenue, New York, NY 10022.
(16)

Represents shares held by Newland Capital Management, LLC, which shares voting and dispositive power over such shares with Newland Master Fund, Ltd., Ken Brodkowitz, and Michael Vermut. The address of Newland Capital Management, LLC, Ken Brodkowitz, and Michael Vermut is c/o Newland Capital Management, LLC, 350 Madison Avenue, 8th Floor, New York, NY 10017. The address of Newland Master Fund, Ltd. is c/o Goldman Sachs (CAYMAN) Trust, Limited, P.O. Box 896, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Cayman Islands KYI — 1103.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2011, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation paid to our named executive officers.

Executive Summary

In November 2010, our compensation committee engaged Compensia, Inc. (referred to as Compensia) as its independent compensation consultant. Compensia developed a peer group for competitive analysis purposes, and also provided comparative analyses relative to a composite of general industry survey data. As discussed in more detail in our 2011 proxy statement, our compensation committee determined to take the following actions with respect to our 2011 compensation structure:

•	use both our peer group and composite compensation survey data to better understand the competitive market for executive compensation;

•	increase the base salaries of our executive officers in light of market competition and to reflect their responsibilities as executives of a public company of our size;

•	remove the individual performance component from the annual incentive bonus program in order to emphasize more objective pay-for-performance criteria;

•	increase the annual incentive bonus target levels for each of our executive officers; and

•	implement an equity component in our compensation program through the grant of time-vesting RSUs in order to focus on retention while reducing cash expenses.

Impact of 2011 Say-On-Pay Vote

At our 2011 annual meeting, our stockholders overwhelmingly approved, with over 99% in favor, on an advisory basis, the compensation of our executive officers described in our 2011 proxy statement. Holders of approximately 28.5 million of our outstanding shares voted “For” such advisory “say-on-pay” approval, while the holders of less than 14,000 shares voted “Against.”

As discussed more fully below, and in light of our focus on pay for performance and the extremely high support our say-on-pay proposal received last year, for 2012 our compensation committee determined to continue to:

•	use both our peer group and certain composite compensation survey data as the primary benchmarking tools for evaluating executive compensation;

•

directly incorporate earnings before interest, tax, depreciation and amortization expense (referred to as EBITDA) objectives in our executive cash incentive plan in order to strengthen pay-for-performance; and

•

calculate the number of shares of our common stock subject to time-vesting RSUs by using the 20-day trailing average closing sale price as of the date of grant, thereby mitigating the effects of our stock price volatility.

An important principle driving our compensation programs is our belief that it benefits our stockholders for management compensation to be tied to our company’s current and long-term performance. As a result, at-risk pay is expected to comprise an increasingly significant portion of our executive compensation, particularly for our most senior officers. As indicated above, over 99% of the votes cast on the 2011 advisory vote on executive compensation proposal were in favor of our executive compensation as described in our 2011 proxy statement. Our board and compensation committee considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy were necessary based on the vote results.

Role of the Compensation Committee

Our compensation committee, which is discussed in greater detail under “Committees of the Board of Directors” above, is responsible for, among other things,

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers and other members of management, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics, as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

While our chief executive officer and other executive officers may attend meetings of the compensation committee from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also from input requested from outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. In addition, Mr. Rued, the chairman of our board of directors, has played and continues to play an integral role in providing recommendations and input to our compensation committee regarding executive compensation, and in assisting the compensation committee in fulfilling its responsibilities.

Role of Compensation Consultant

In November 2010, our compensation committee first engaged Compensia to provide the committee with an executive compensation assessment for 2011. Compensia was subsequently engaged to provide our compensation committee with an executive compensation assessment for 2012. Compensia has not been retained to perform any consulting or advisory services for our management team. The chairman of our compensation committee, in consultation with other committee members, defines the scope of Compensia’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings.

Compensia provided analyses and recommendations that informed the committee’s decisions in each of 2011 and 2012, but it did not decide or approve any compensation decisions. For 2011, Compensia developed criteria used to identify peer companies for executive compensation and performance comparisons, analyzed peer proxy data, evaluated long-term incentive vehicles, conducted a high-level assessment of annual and long-term performance measures, and developed and recommended changes to remuneration levels and design. Compensia also provided updates on market trends and the regulatory environment as it related to executive compensation. For 2012, Compensia reviewed the criteria used to identify peer and other comparable companies for executive officer and performance comparisons, provided a detailed market assessment of our executive compensation relative to our peer group and certain survey data, and provided updates on market trends and the regulatory environment as it related to executive compensation. Compensia representatives participated in one of the meetings with our compensation committee, including in executive session without management and had discussions with members of our board of directors, including Mr. Rued, on several occasions. Compensia’s only contact with management was in the gathering of compensation information.

Role of Management in Setting Compensation

Our vice president of human resources and members of our finance department work with our chief executive officer to recommend changes to our compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for his executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our cash incentive plan. Our chief executive officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee. Our compensation committee typically discusses proposals for our chief executive officer’s compensation with him but always makes final decisions regarding his compensation when he is not present.

Compensation Philosophy and Objectives

Our compensation philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. While we seek to provide executive compensation packages that are competitive with comparable public companies and reward the achievement of short-term and long-term performance goals, our base salaries are generally set at levels below those of our peer companies taking into account the possibility of the receipt by our executives of performance-based incentive bonuses.

Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. Each year our compensation committee, together with our senior management, establishes performance targets for our annual cash incentive plan that requires the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on our performance and what our compensation committee believes is in the best interests of our stockholders.

Our pay mix currently consists primarily of base salary, annual performance-based bonuses and time-based equity incentives. We have no guaranteed bonuses, no pension plans or other executive retirement plans except our 401(k) plan available to all of our employees, no significant tax gross-up arrangements, and no material executive perquisites such as company-paid personal travel, financial planning assistance or car allowances.

Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. Accordingly, compensation levels may vary significantly from year to year and among our various executive officers. In general, we expect the compensation level of our chief executive officer to be higher than that of our other executive officers assuming relatively equal achievement of performance targets.

Compensation Structure

Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:

•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual potential and performance;

•	Annual Incentive Bonus — variable cash compensation that takes into account our financial performance during a particular year; and

•	Long-Term Incentives — stock-based awards consisting of time-vesting RSUs that encourage retention and align executive officer and stockholder interests.

Pay Mix

In determining the allocation among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short- and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. For example, before determining officer compensation for 2012, our compensation committee reviewed, for each executive, each element of compensation paid in 2011, including base salary, 2011 incentive bonus, the value of 2011 equity awards, as well as information regarding equity awards made in prior periods. We have no pre-established policy for allocating between either cash and non-cash or short-term or long-term compensation.

Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of cash versus stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will produce a high level of company performance over the annual and long term. Our compensation committee believes that this approach should lead to increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each of the elements of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of reduced compensation when performance falls short of established financial and/or stockholder return targets.

For 2012, compensation for our four executive officers has been structured so that approximately half of compensation is performance-based and dependent on our financial results or consists of equity awards, with the other half comprising base salary. This allocation is consistent with our compensation committee’s overall pay-for-performance philosophy with respect to our executive officers. Within the portion of compensation representing equity awards and performance-based pay, approximately half is tied to achievement of 2012 financial goals and the other half is comprised of equity awards that are delivered over a four-year period. Our compensation committee believes that this mix of short- and long-term incentives provides sufficient rewards in the short-term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term goals that drive stockholder value. This also mitigates the risk of executive officers focusing solely on short-term or solely on long-term goals, and offers retention value as the compensation is received over an extended term.

Total compensation for specific individuals varies based on a number of factors in addition to company and individual performance, including scope of duties within our organizational structure, institutional knowledge, position readiness, horizontal parity, and/or level of difficulty in recruiting a replacement executive.

While the annual incentive program for our executive officers is based primarily on our company-wide performance, our broader compensation programs are also designed to provide payments to managers in our three business segments based on a combination of consolidated company, segment, and/or terminal results. For example, commencing in 2012, 20% of the annual cash incentive opportunity for two of our executive officers is based on operating segment performance. This type of program design motivates business segments to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of different business segments, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform well.

Compensation Levels

Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our company; the individual’s experience and expertise; compensation levels for similar positions in our industry; performance of the individual and our company as a whole; and the levels of compensation necessary to recruit new executive officers. For both 2011 and 2012, our compensation committee reviewed the compensation of our executive officers and compared it with that of a peer group of companies and broader, composite market survey data provided by Compensia. This process started with the selection of an appropriate group of peer companies for comparison purposes. We use peer group information as a point of reference, but do not specifically benchmark or target our compensation levels against our peer group.

For its executive compensation assessment, Compensia developed a peer group designed to reflect our size, projected growth, and industry, as well as the relevant market for executive talent. Under this approach, the peer group companies were determined using three screening levels: (1) U.S. publicly traded companies; (2) inclusion in the transportation industry; and (3) annual revenue between approximately $150 million and $1.5 billion (which resulted in average revenues of approximately $650 million at the time our compensation committee began its deliberations for 2012 executive compensation). Our compensation committee believes that the use of this methodology produced an appropriate peer group for comparison, as well as a peer group that is large and diverse enough so that the addition or elimination of a limited number of companies would not materially alter the overall analysis. Compensia ultimately selected the following 12 peer companies: Air Transport Services Group, Dynamex, Echo Global Logistics, Express-1 Expedited Solutions, Forward Air, Marten Transport, Pacer International, Quality Distribution, RailAmerica, Saia, Universal Truckload Services, and USA Truck. For 2012, Dynamex was removed from the peer group because it was acquired by TransForce, Inc. in February 2011. Such peer group is used for purposes of comparing compensation levels and programs only, and not for any other purposes. Such peer group does not represent an established peer group that our management uses for financial or other measurement purposes.

Compensia also provided our compensation committee with broader market compensation data for our four executive officers. The composite survey data consisted of a blend between Mercer’s Global Premium Executive Remuneration Suite, and Towers Watson (formerly Watson Wyatt’s) Survey Report on Top Management, adjusted using a median revenue scope of approximately $1 billion or less.

The peer group’s proxy statements provide detailed pay data for their top five officers. Survey data provides compensation information from a broader group of companies of similar size to ours across a variety of industries (surveys covering multiple industries were used because there is no published transportation/logistics industry subset). Our compensation committee used this data as a framework for making compensation decisions for each executive officer’s position.

Risk Management Considerations

Our compensation committee believes that our performance-based bonus and equity programs provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

•

Our compensation committee believes that EBITDA, the principal financial metric used to determine the amount of each executive officer’s annual incentive bonus, is a measure that drives long-term stockholder value. Moreover, our compensation committee attempts to set ranges for this metric that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall annual incentive bonus for each of our executive officers never exceeds 135% of their base salaries, no matter how much financial performance exceeds the ranges established at the beginning of the year.

•	Our time-vest RSUs vest over a four-year period, encouraging executives to look to long-term appreciation in equity values.

•

Our 2012 incentive plan provides that executives will receive payments if our company achieves 80% of the target EBITDA. The committee believes that this relatively low threshold discourages management from taking excessive risk to achieve performance at a higher percentage of the established target.

Individual Executive Officer Compensation

Base Salary. Base salaries for our executive officers are set with regard to the level of the position within our company, the individual’s performance in recent periods, competitive salary levels for comparable positions at other companies, and the executive’s experience. Our compensation committee also considers factors such as the overall performance of our company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, or the length of service with our company. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. In accordance with our pay-for-performance philosophy, our base compensation levels are generally lower than those of our peer companies.

Base salary deliberations for the 2011 fiscal year were conducted from November 2010 to March 2011. Base salary deliberations for 2012 were conducted from November 2011 to February 2012. Mr. DiBlasi, our chief executive officer, met with Mr. Rued, our chairman of the board of directors, regarding the compensation for each of our executive officers (other than himself). Following these consultations, Mr. Rued met with our compensation committee to present recommendations for each of our executive officers. In considering these recommendations, the compensation committee reviewed peer group data, the composite market survey data provided by Compensia, and individual performance evaluations for each executive officer. In determining the base salary for our chief executive officer, our compensation committee similarly reviewed and considered the chief executive officer compensation peer group data, survey data, and performance evaluations for Mr. DiBlasi from Mr. Rued, Mr. DiBlasi’s direct reports, and members of our board of directors. All of our executive officers received base salary increases in 2011 due primarily to their new and greater scope of responsibilities associated with the transformative addition of our TMS business and their duties in a publicly traded company. For 2012, our compensation committee approved an approximately 8% increase in the base salaries of our executive officers in order to move closer to the 50th percentile for comparable companies.

A summary of base salary increases is outlined below for each of our executive officers:

	Base Salary
Name	2010	2011(1)	2012(2)
Mark A. DiBlasi	$345,400	$385,000	$415,000
Scott L. Dobak	$309,925	$330,000	$360,000
Peter R. Armbruster	$220,800	$240,000	$260,000
Brian J. van Helden	$214,775	$240,000	$275,000

(1)	Base salary increase effective March 1, 2011. On June 26, 2011, we promoted Mr. Dobak to the position of President — Less-than-Truckload and Mr. van Helden to the position of President—Truckload and Logistics. In connection with such promotions, we increased Mr. Dobak’s 2011 base salary from $330,000 to $340,000 and Mr. van Helden’s 2011 base salary from $240,000 to $252,000, each effective as of the date of such promotion.
(2)	Base salary increase effective February 19, 2012.

Annual Incentive Bonus. In addition to base salary, our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. For 2011, our compensation committee determined to reward our executive officers for company-wide performance by tying bonus awards solely to our company-wide EBITDA performance. For

2012, our compensation committee decided to modify the cash incentive plan design for Messrs. Dobak and van Helden to base 20% of their bonus potential on the EBITDA of the business segment for which such executive officer is primarily responsible.

Our compensation committee believes that EBITDA is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company’s actual performance. Payments pursuant to our cash incentive plan are intended to qualify as “Performance Awards” under our 2010 Incentive Compensation Plan (referred to as the 2010 Plan) and thereby constitute performance-based compensation not subject to the deductibility limitations of Section 162(m).

When determining the EBITDA target for our annual cash bonus program, management makes the initial recommendation for the financial target based upon our company’s annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by our compensation committee. The major factors used in setting one or more targets for a particular year are the results for the most recently-completed year and the budget for the current year; other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after making any appropriate adjustments to such goal for the effects of corporate and economic factors that were not anticipated in establishing the performance measure) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. If earned, bonuses are paid to the executives in the subsequent fiscal year.

Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company’s actual performance. Our compensation committee increased the 2011 maximum bonus award for Mr. DiBlasi from 100% to 135% taking into account that his base salary is generally below those of our peer companies. For 2012, the committee maintained the maximum percentage of 135% for Mr. DiBlasi. The maximum percentages for our other executive officers were increased from 90% to 95% for 2011, and to 100% for 2012. The fiscal 2012 EBITDA target was recommended by management and approved by our compensation committee in February 2012. The 2012 target was based on and is consistent with the annual budget previously approved by our board of directors. Actual incentive bonus payouts for 2012 performance will be determined by our compensation committee and paid in early 2013, and may be above or below target bonus levels.

The table below lists the 2011 base salaries and bonus levels for each of our named executive officers.

Name	2011 Base Salary		Annual Incentive Bonus Levels as % of Base Salary
			80% of Target(1)	90% of Target	100% of Target	150% of Target(2)
Mark A. DiBlasi	$385,000		20%	40%	60%	135%
Scott L. Dobak	$340,000	(3)	15%	30%	45%	95%
Peter R. Armbruster	$240,000		15%	30%	45%	95%
Brian J. van Helden	$252,000	(4)	15%	30%	45%	95%

(1)	Represents the percentage of 2011 base salary that the executive is eligible to receive if we achieve 80% of the EBITDA target established by our board of directors. Bonuses will not be earned if EBITDA is less than 80% of target.
(2)	Represents maximum potential bonus payout.

(3)	On June 26, 2011, we promoted Mr. Dobak to the position of President — Less-than-Truckload. In connection with such promotion, we increased Mr. Dobak’s 2011 base salary from $330,000 to $340,000, effective as of the date of such promotion.
(4)	On June 26, 2011, we promoted Mr. van Helden to the position of President — Truckload and Logistics. In connection with such promotion, we increased Mr. van Helden’s 2011 base salary from $240,000 to $252,000, effective as of the date of such promotion.

For fiscal year 2011, our company-wide EBITDA was $52.5 million, or 91.1% of the established target, resulting in a payout of approximately 42.2% of Mr. DiBlasi’s base salary and approximately 31.6% of the base salary for our three other executive officers.

Name	2011 Actual Bonus
Mark A. DiBlasi	$162,338
Scott L. Dobak	$107,522
Peter R. Armbruster	$75,898
Brian J. van Helden	$79,693

The table below lists the 2012 base salaries and bonus levels for each of our named executive officers.

Name	2012 Base Salary	Annual Incentive Bonus Levels as % of Base Salary
		80% of Target(1)	90% of Target	100% of Target	150% of Target(2)
Mark A. DiBlasi	$415,000	20%	40.0%	60%	135%
Scott L. Dobak(3)	$360,000	15%	32.5%	50%	100%
Peter R. Armbruster	$260,000	15%	32.5%	50%	100%
Brian J. van Helden(4)	$275,000	15%	32.5%	50%	100%

(1)	Represents the percentage of 2012 base salary that the executive is eligible to receive if we achieve 80% of the EBITDA target established by our board of directors. Bonuses will not be earned if EBITDA is less than 80% of target.
(2)	Represents maximum potential bonus payout.
(3)	20% of Mr. Dobak’s cash bonus potential will be based on the EBITDA of our less-then-truckload business segment.
(4)	20% of Mr. van Helden’s cash bonus potential will be based on the EBITDA of our truckload and logistics business segment.

Equity Awards. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, our executives receive a stake in our company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.

Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the form of equity to be granted and the size of the grants as well as the potential dilution associated with the equity awards.

We grant equity awards through our 2010 Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted shares, RSUs, performance shares, and other stock-based awards to our officers, directors, and employees.

In March 2011, we first granted RSUs under our 2010 Plan to certain of our employees, including our executive officers. RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team. In addition, RSUs allow our compensation committee to deliver equivalent value with use of fewer authorized shares than option awards.

Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in four equal annual installments. Recipients of RSU awards generally must remain employed by us on a continuous basis through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient’s death or disability, or upon a change in control.

For 2011, our compensation committee determined that the total annual equity amount for each executive officer should approximate between 30% and 60% of his base salary. For 2012, our committee determined that awards should approximate between 45% and 55% of base salaries. In determining target amounts, the committee considered peer group and survey data, potential dilution, share “burn” rate relative to our company’s outstanding stock, and compensation expense attributable to the awards.

The following table sets forth the estimated value of our 2011 equity awards and the number of RSUs awarded to our executive officers for 2011.

Name	Dollar Value of RSUs	Number of RSUs(1)
Mark A. DiBlasi	$220,000	15,759
Scott L. Dobak	$100,000	7,163
Peter R. Armbruster	$90,000	6,447
Brian J. van Helden	$90,000	6,447

(1)	The number of RSUs awarded was calculated using a dollar value per share of $13.96, which was the 20-day trailing average closing sale price of our common stock as of March 1, 2011, the grant date. On March 1, 2011, the closing sales price for our common stock was $14.02.

The following table sets forth the estimated value of our 2012 equity awards and the number of RSUs awarded to our executive officers for 2012.

Name	Dollar Value of RSUs	Number of RSUs(1)
Mark A. DiBlasi	$230,000	13,914
Scott L. Dobak	$120,000	7,259
Peter R. Armbruster	$120,000	7,259
Brian J. van Helden	$120,000	7,259

(1)	The number of RSUs awarded was calculated using a dollar value per share of $16.53, which was the 20-day trailing average closing sale price of our common stock as of February 22, 2012, the grant date. On February 22, 2012, the closing sales price for our common stock was $17.69.

Other Compensation Elements

Pension and Nonqualified Deferred Compensation. None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

Other Compensation. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.

Employment Agreements. We do not maintain employment contracts with our employees. We provided employment letter agreements to our executive officers upon joining our company, which are described below under “Executive Compensation — Employment and Other Agreements.”

Severance Payments due Upon Termination and/or a Change in Control. We currently provide for the accelerated vesting of RSUs on the date of consummation of any “change in control.” Our compensation committee believes that for our executive officers, accelerated vesting of stock awards in the event of a change in control is generally appropriate because in some change in control situations, equity of the target company is cancelled, making immediate acceleration necessary in order to preserve the value of the award. In addition, we rely primarily on equity incentive awards to provide our named executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and our compensation committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose.

In addition, consistent with customary practice, all of our executive officers would receive cash severance in certain circumstances that result in termination of employment. These payments are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep executives focused on our business rather than their personal circumstances. Our compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of similarly sized businesses.

Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Executive Compensation — Potential Payments upon Termination or Change in Control.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. In addition, we believe that it is more equitable to offer severance benefits based on a standard formula determined as a multiple of base pay and incentive bonus opportunity because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term compensation arrangements. As a result, and consistent with the practice of most of our peer companies, other compensation decisions are not generally based on the existence of this severance protection.

Clawback Policy. Our compensation committee does not currently have an established clawback policy or practice regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, in connection with the implementation of rules under the Dodd-Frank Act, our compensation committee expects that in the future it will establish mechanisms to recover incentive compensation in the event of a financial restatement or similar event.

Approval Process for Equity Grants

Executives and other employees receive long-term equity awards pursuant to the terms of our 2010 Plan. Our compensation committee administers the 2010 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our chief executive officer.

Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

We have no practice of timing grants of RSUs to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating equity awards based on the 20-day trailing average closing sale price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.

Impact of Tax and Accounting

As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.

Deductibility. Section 162(m) of the Internal Revenue Code (referred to as the Code) does not permit publicly traded companies to take income tax deductions for compensation paid to our chief executive officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The 2010 Plan is structured so that the compensation deemed paid to an executive officer in connection with annual bonuses under the cash incentive plan should qualify as performance-based compensation not subject to the $1 million limitation. Our time-vest RSUs are not considered performance-based under the Section 162(m) rules because they vest over time rather than based on the achievement of performance goals. Accordingly, amounts of compensation related to those RSUs held by our executive officers may not be fully deductible (depending on the value of our stock and the amount of other nonperformance-based compensation an officer has during the year in which any portion of the RSU vests).

The compensation committee will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Tax Implications for Officers. Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We attempt in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change in Control” (beginning on page 29 below) as severance or change of control payments that could trigger this excise tax. We do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations. When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under Financial

Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, “Compensation — Stock Compensation,” grants of stock options and RSUs result in an accounting charge for us equal to the grant date fair value of those securities. For time-vest RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

William S. Urkiel, Chairman

Christopher L. Doerr

Mark R. Holden

James D. Staley

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2011, our compensation committee consisted of Messrs. Urkiel (chairman), Doerr, and Staley. Mr. Holden was appointed to our compensation committee on October 14, 2011. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION

Fiscal Year 2011 Summary Compensation Table

The following table sets forth compensation information for our named executive officers.

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Mark A. DiBlasi	2011	$378,908		—	$46,029	$162,338	$744	$588,019
President, Chief Executive Officer, and Director	2010	$339,362		$34,500	—	—	$414	$374,276
	2009	$302,169		$30,700	—	—	$26,215	$359,084

Scott L. Dobak	2011	$331,912	(4)	—	$20,922	$107,522	$260	$460,616
President — Less-than- Truckload	2010	$304,507		$30,992	—	—	$270	$335,769
	2009	$270,915		$27,525	—	—	$26,907	$325,347

Peter R. Armbruster	2011	$237,047		—	$18,831	$75,898	$398	$332,174
Vice President —Finance, Chief	2010	$217,298		$22,080	—	—	$414	$239,792
Financial Officer, Treasurer, and Secretary	2009	$191,397		$19,449	—	—	$24,581	$235,427

Brian J. van Helden President — Truckload and Logistics	2011	$242,119	(5)	—	$18,831	$79,693	$173	$340,366
	2010	$211,020		$21,477	—	—	$180	$232,677
	2009	$185,996		$18,900	—	—	$22,895	$227,791

(1)	Amounts reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, “Compensation — Stock Compensation.” The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to our 2011 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.
(2)	Amounts represent payments made under our 2011 cash incentive plan. These were earned in fiscal 2011, but not paid until the next fiscal year. For a description of our 2011 cash incentive plan and amounts earned thereunder, see “Compensation Discussion and Analysis — Individual Executive Officer Compensation — Annual Incentive Bonus.”
(3)	Amounts for 2011 represent gross-up tax reimbursements to cover taxes on term life insurance premiums computed in accordance with Internal Revenue Service guidelines. Our executive officers participate in our medical and disability insurance plans in the same manner as our other employees and do not receive any perquisites.
(4)	On June 26, 2011, we promoted Mr. Dobak to the position of President — Less-than-Truckload. In connection with such promotion, we increased Mr. Dobak’s 2011 base salary from $330,000 to $340,000, effective as of the date of such promotion.
(5)	On June 26, 2011, we promoted Mr. van Helden to the position of President — Truckload and Logistics. In connection with such promotion, we increased Mr. van Helden’s 2011 base salary from $240,000 to $252,000, effective as of the date of such promotion.

Employment and Other Agreements

We have no written employment contracts with any of our executive officers. We have, however, provided employment letter agreements to our executive officers, which provide them with the right to participate in our incentive compensation plans, the right to participate in all insurance, retirement, and other fringe benefit plans as may from time to time be provided to our executives, and severance benefits. For a discussion of the severance benefits provided to our executive officers, see “Potential Payments Upon Termination or Change of Control” in this proxy statement.

Fiscal Year 2011 Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)
		Threshold	Target	Maximum
Mark A. DiBlasi		$77,000	$231,000	$519,750
	3/1/2011				15,759	$220,941
Scott L. Dobak		$49,500	$148,500	$313,500
	3/1/2011				7,163	$100,425
Peter R. Armbruster		$36,000	$108,000	$228,000
	3/1/2011				6,447	$90,387
Brian J. van Helden		$36,000	$108,000	$228,000
	3/1/2011				6,447	$90,387

(1)	Amounts represent the range of possible cash payouts under our 2011 cash incentive plan. All such awards have been paid, and the actual amounts paid are set forth in the Fiscal Year 2011 Summary Compensation Table above. For a description of our 2011 cash incentive plan and amounts earned thereunder, see “Compensation Discussion and Analysis — Individual Executive Officer Compensation — Annual Incentive Bonus.”
(2)	Such RSUs vest 25% on each of March 1, 2012, 2013, 2014, and 2015.
(3)	Amounts reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, “Compensation — Stock Compensation.” The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to our 2011 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested(2)
	Exercisable	Unexercisable
Mark A. DiBlasi	119,451	—	$6.70	1/16/2016
	119,451	—	$13.39	1/16/2016
	74,657	—	$20.09	1/16/2016
	59,726	—	$6.70	3/15/2017
	59,726	—	$13.39	3/15/2017
					15,759	$222,675
Scott L. Dobak	63,234	—	$6.70	1/29/2017
	63,234	—	$13.39	1/29/2017
	63,234	—	$20.09	1/29/2017
					7,163	$101,213
Peter R. Armbruster	63,234	—	$6.70	3/31/2015
	63,309	—	$13.39	3/31/2015
	63,309	—	$20.09	3/31/2015
					6,447	$91,096
Brian J. van Helden	63,234	—	$6.70	4/9/2017
	63,234	—	$13.39	4/9/2017
	63,234	—	$20.09	4/9/2017
					6,447	$91,096

(1)	Such RSUs vest 25% on each of March 1, 2012, 2013, 2014, and 2015.
(2)	Based on the closing price of our common stock on December 31, 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

During fiscal 2011, none of our named executive officers exercised any stock options, nor did any named executive officer have any shares of stock that vested.

Pension Benefits

We do not offer any defined benefit pension plans for any of our employees. We do have a 401(k) plan in which our employees may participate. In 2011, no discretionary contributions to our 401(k) plan were made on behalf of our executive officers.

Potential Payments Upon Termination or Change in Control

The employment letter agreements with our executive officers provide for severance benefits upon termination and change of control. The arrangements reflected in these letter agreements are designed to encourage the officers’ full attention and dedication to our company currently and, in the event of termination following a change of control, provide these officers with individual financial security.

Pursuant to the employment letters, if the executive (i) is terminated for any reason other than for cause, (ii) terminates his employment voluntarily for good reason, or (iii) is terminated without cause during the one-year period following a change of control, he is entitled to receive his current base salary for a period of 12 months in accordance with our normal payroll practices and will be eligible to receive all benefits under all benefit plans and programs provided by us (including medical and group life plans and programs) for the same period.

The definitions of “change of control,” “cause,” and “good reason” and descriptions of the payments and benefits can be found in the employment letter agreements, which have been filed with the SEC. Other than as set forth below, no amounts will be paid to our executive officers in the event of termination.

The table below provides estimates of the payments and benefits that would be paid to our executive officers in connection with any termination of employment for cause or good reason or for cause following a change of control of our company. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2011.

Name	Salary	Benefits	Total
Mark A. DiBlasi	$385,000	$10,920	$395,920
Scott L. Dobak	$340,000	$10,920	$350,920
Peter R. Armbruster	$240,000	$10,920	$250,920
Brian J. van Helden	$252,000	$10,920	$262,920

Nonqualified Deferred Compensation and Retirement Plans

We do not offer any deferred compensation plans, defined benefit pension plans, or supplemental retirement plans for our executive officers.

401(k) Plan

We sponsor a defined contribution profit sharing plan for our full-time employees, which is intended to qualify as a tax qualified plan under Section 401 of the Internal Revenue Code. The plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to the statutory limit. The plan permits us to make discretionary contributions of up to an additional 50% of each participant’s contributions not to exceed 4% of his or her pre-tax compensation, up to the statutory limit, which generally vest over three years. We do not match employee contributions.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our incentive compensation plans as of December 31, 2011.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity Compensation Plans Approved by Stockholders	1,887,458	$11.41	2,424,078
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	1,887,458	$11.41	2,424,078

(1)	Includes 75,922 shares issuable upon the vesting and delivery of RSUs granted under our 2010 Plan and 1,811,536 shares issuable upon the exercise of outstanding stock options granted under our previously maintained key employee equity plan, which we have discontinued.
(2)	The weighted average exercise price does not take into account the 75,922 shares issuable upon the vesting and delivery of outstanding RSUs.
(3)	Under our 2010 Plan, we have reserved 2,500,000 shares of common stock for issuance pursuant to awards granted under such plan. Certain of the material features of our 2010 Plan are described below.

2010 Incentive Compensation Plan

Our 2010 incentive compensation plan provides for the grant of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock, dividend equivalents, other stock-related awards and performance awards. Awards may be granted to employees, including executive officers, and non-employee directors.

Share Reserve

An aggregate of 2,500,000 shares of common stock have been reserved for issuance under the incentive compensation plan. Certain types of shares issued under the incentive compensation plan may again become available for the grant of awards under the incentive compensation plan, including restricted stock that is repurchased or forfeited prior to it becoming fully vested; shares withheld for taxes; shares that are not issued in connection with an award, such as upon the exercise of a stock appreciation right; and shares used to pay the exercise price of an option in a net exercise. In addition, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full may be subject to new equity awards. Shares issued under the incentive compensation plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

Administration

Our board of directors has the authority to administer the incentive compensation plan as the plan administrator. However, our board of directors has the authority to delegate its authority as plan administrator to one or more committees, including its compensation committee. Subject to the terms of the incentive compensation plan, the plan administrator determines recipients, grant dates, the numbers and types of equity awards to be granted, and the terms and conditions of the equity awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator also determines the exercise price of options granted, the purchase price for rights to purchase restricted stock and, if applicable, phantom stock and the strike price for stock appreciation rights.

Grant Limits

To the extent that Section 162(m) applies to the incentive compensation plan, no participant will receive an award for more than 2,000,000 shares in any calendar year. In addition, no participant will receive a performance bonus for more than $5,000,000 per twelve-month period (as adjusted on a straight-line basis for the actual length of the performance period).

Stock Options

Each stock option granted pursuant to the incentive compensation plan must be set forth in a stock option agreement. The plan administrator determines the terms of the stock options granted under the incentive compensation plan, including the exercise price, vesting schedule, the maximum term of the option and the period of time the option remains exercisable after the optionee’s termination of service. The exercise price of a stock option, however, may not be less than the fair market value of the stock on its grant date and the maximum term of a stock option may not be more than ten years. All options granted under the incentive compensation plan will be nonstatutory stock options.

Restricted Stock Awards

Restricted stock awards must be granted pursuant to a restricted stock award agreement. The plan administrator determines the terms of the restricted stock award, including the purchase price, if any, for the restricted stock, and the vesting schedule, if any, for the restricted stock award. The plan administrator may grant shares fully vested as a bonus for the recipient’s past services performed for us. The purchase price for a restricted stock award may be payable in cash, the recipient’s past services performed for us, or any other form of legal consideration acceptable to our board of directors.

Stock Units

Stock unit awards must be granted pursuant to stock unit award agreements. The plan administrator determines the terms of the stock unit award, including any performance or service requirements. A stock unit award may require the payment of at least par value. Payment of any purchase price may be made in cash, the recipient’s past services performed for us, or any other form of legal consideration acceptable to the board of directors.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. Subject to the requirements of the incentive compensation plan, our compensation committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

ITEM TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee is responsible for the appointment of our independent registered public accounting firm. Our audit committee has appointed Deloitte & Touche LLP (referred to as D&T) as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2012. D&T has served as our independent auditors since 2005. The services provided to us by D&T, along with the corresponding fees for 2011 and 2010, are described below.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, our audit committee will consider whether or not to retain D&T, but may still retain them.

We anticipate that representatives of D&T will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Our board of directors recommends a vote “for” the ratification of D&T as our independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The following is a summary of fees for audit and other professional services performed by D&T during the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit fees	$632,167	$473,000
Audit-related fees	380,565	413,867
Tax fees	199,713	127,972
All other fees	—	—

Total	$1,212,445	$1,014,839

Audit Fees

This category includes fees for the audit of our annual consolidated financial statements, for reviews of our quarterly financial statements, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category consists of fees for assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2011, audit-related fees consisted of advisory services in connection with acquisition transactions and assistance with SOX compliance. For 2010, such fees consisted of accounting and regulatory filing advisory services in connection with our initial public offering and in connection with acquisition transactions.

Tax Fees

This category consists of tax services provided by the independent registered public accounting firm with respect to tax compliance, tax advice, and tax planning.

All Other Fees

This category consists of fees paid for services that would not otherwise be included in any of the categories listed above.

Pre-Approval Policies and Procedures for Independent Registered Public Accounting Firm Fees

As set forth in its charter, the audit committee is responsible for pre-approving all audit, audit related, tax, and other services to be performed by the independent registered public accounting firm. Any pre-approved services that involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the audit committee. Unless otherwise specified by the audit committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The audit committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm. The audit committee may delegate to the audit committee chair or any one or more members of the audit committee the authority to grant pre-approvals of permissible audit and non-audit services, provided that such pre-approvals by a member who has exercised such delegation must be reported to the full audit committee at the next scheduled meeting. All of the audit services provided by D&T described in the table above for 2011 were approved by our audit committee pursuant to our audit committee’s pre-approval policies. Prior to the formation of our audit committee in May 2010, the fees of our independent registered public accounting firm were approved by our full board of directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. All members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Utrup, Holden, and Urkiel are independent directors, as defined by Section 303A of the New York Stock Exchange Listed Company Manual, and that Mr. Utrup, chairman, qualifies as an “audit committee financial expert.”

The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2011 financial statements, Deloitte & Touche LLP, is responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, our audit committee reviewed and discussed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that Deloitte & Touche LLP is independent from our company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of our financial reporting. Our audit committee held nine meetings during the fiscal year ended December 31, 2011.

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the New York Stock Exchange.

This report has been furnished by our audit committee to our board of directors.

Chad M. Utrup, Chairman

Mark R. Holden

William S. Urkiel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth below, there were no transactions or series of similar transactions during 2011 to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Management and Consulting Agreements

Upon consummation of our May 2010 initial public offering, we entered into an advisory agreement with HCI Equity Management, L.P. (formerly Thayer | Hidden Creek Management, L.P.), which advisory agreement was amended and restated on September 12, 2011, pursuant to which HCI Equity Management continues to provide advisory services to us. These services include identification, support, negotiation, and analysis of acquisitions and dispositions and support, negotiation, and analysis of financing alternatives. In exchange for such services, HCI Equity Management is reimbursed for its expenses and can be paid a transaction fee in connection with the consummation of each acquisition or divestiture by us or our subsidiaries, excluding certain specified transactions, and in connection with any public or private debt offering by us or our subsidiaries negotiated by HCI Equity Management. The amount of any such fee will be determined through good faith negotiations between our board of directors and HCI Equity Management. In 2011, we paid $0.7 million to HCI Equity Management for services performed in conjunction with acquisitions and debt financing.

2011 ANNUAL REPORT ON FORM 10-K

We have mailed with this proxy statement a copy of our Annual Report on Form 10-K to each stockholder of record as of April 16, 2012 and it is also available on our website at www.rrts.com. Our Annual Report on Form 10-K contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act. If a stockholder requires an additional copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110.

STOCKHOLDER PROPOSALS FOR OUR 2013 ANNUAL MEETING

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2013 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110. Any such proposal must be received at least 120 days before the anniversary of the prior year’s proxy statement (by December 21, 2012), unless the date of our 2013 annual meeting is changed by more than 30 days from May 23, 2013, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2013 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above between December 24, 2012 and January 23, 2013, which is 150 to 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than 150 days prior to such annual meeting and not later than the later of (a) 120 days prior to such annual meeting or (b) ten days following the day on which public announcement of the date of such meeting is first made by our company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our corporate secretary at the address listed above between December 24, 2012 and January 23, 2013, which is 150 to 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2013 annual meeting is more than 30 days before or 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than 150 days prior to such annual meeting and not later than the later of (a) 120 days prior to such annual meeting or (b) ten days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than ten days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Cudahy, Wisconsin

April 20, 2012	Peter R. Armbruster, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

4900 S. Pennsylvania Avenue

Cudahy, Wisconsin 53110

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark A. DiBlasi and Peter R. Armbruster as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Roadrunner Transportation Systems, Inc. held of record by the undersigned on April 16, 2012, at the Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207, at 1:00 p.m., Central Time on May 23, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

ROADRUNNER TRANSPORTATION

SYSTEMS, INC.

May 23, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 800-690-6903

Use any touch-tone telephone to transmit your voting instructions up to 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

CONTROL #

SHARES

1. To elect William S. Urkiel, Chad M. Utrup, and Judith A. Vijums		2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT	NOMINEES: 01 William S. Urkiel 02 Chad M. Utrup 03 Judith A. Vijums

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) on the line below:
		THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor,
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